EXHIBIT 23.14

SHARE PURCHASE AGREEMENT

- ii -

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference September 3, 2003 is made

BETWEEN:

NORTHERN ORION RESOURCES INC., (“NOE”) a company incorporated under the laws of British Columbia and GMA HOLDINGS S.A., (“GMA”) a company incorporated under the laws of the Cayman Islands,

(collectively the “Vendor” which term when used herein shall mean jointly and severally, except where the case may otherwise require)

AND:

LUMINA COPPER CORP., a company incorporated under the laws of    British Columbia,

 (the “Purchaser”)

WHEREAS:

A.            NOE is the registered and beneficial owner of 119 shares (the “NOE Shares”) of Minera San Jorge S.A. (the “Company”) and GMA is the holder of one share of the Company (the “GMA Share”);

B.            The NOE Shares and the GMA Share collectively constitute 100% of the issued and outstanding shares of the Company;

C.            NOE has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the NOE Shares and GMA has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the GMA Shares.

TERMS OF AGREEMENT

In consideration of the premises, covenants and agreements contained in this Agreement, the parties agree with each other as follows:

1.	DEFINITIONS

In this Agreement:

	(a)	“Agreement” means this agreement and all Schedules.

	(b)	"AMD Agreement" means the agreement between Argentina Mineral Development S.A. and Grupo Minera Aconcagua S.A. dated March 2, 1999, attached as Schedule 2 hereto.

	(c)	“Closing” shall have the meaning ascribed thereto in Section 10.1.

(d)
“Closing Date” means the earlier of three (3) business days after receipt of all necessary regulatory approvals and 30 days from the date hereof or such other date as may be agreed in writing by the parties.

(e)
“Environmental Laws” means any applicable statute, bylaw or regulation relating to protection of the environment or any lawful order under any of them and any common law rule giving rise to liability in connection with pollution.

	(f)	“Financial Statements” means the financial statements of the Company attached to this Agreement as Schedule 1, for the year ended December 31, 2002.

(g)
“Hazardous Materials” means any contaminant, pollutant, waste, hazardous material, toxic substance, radioactive substance, petroleum and its derivatives and by products and other hydrocarbons, dangerous substances and dangerous goods, all as identified or defined in Environmental Laws applicable to the Company and the Property.

	(h)	“Property” means the property as described as the GMA properties in Schedule A to the AMD Agreement.

	(i)	“Purchase Price” means the sum of US$300,000 payable by the Purchaser to the Vendor in accordance with the terms of this Agreement.

	(j)	“Schedules” means the schedules referred to in Section 2.

	(k)	“Shares” means the GMA Shares and the NOE Shares.

	(l)	“Technical Reports and Data” means all reports and data pertaining to the Property which are in the possession and control of the Company.

	(m)	“Time of Closing” means 10:00 a.m. (Vancouver time) on the Closing Date.

Definitions herein apply to the Schedules.

2.	SCHEDULES

The following schedules are attached to and incorporated in this Agreement by reference and deemed to be part of this Agreement:

Schedule 1 – Financial Statements of the Company Schedule 2 – AMD Agreement

3.	PURCHASED SHARES AND PURCHASE PRICE

3.1	Purchase Price

Subject to the terms and conditions of this Agreement and based on the representations and warranties of the Vendor set forth in this Agreement, on the Closing Date the Vendor will sell, assign and transfer to the Purchaser and the Purchaser will purchase from the Vendor all (but not less than all) of the Shares for the Purchase Price, payable as follows:

	a)	US$200,000 by certified cheque or bank draft drawn on a Canadian chartered bank on the Closing Date; and

b)
US$100,000 in common shares of the Purchaser (the "Consideration Shares") at a deemed price per share valued on the basis of the 20 day average trading price of such shares for the period ending September 4, 2003.

Any payment required hereunder may be made by the Purchaser to the Vendor or either of them and any such payment to either shall be deemed a payment to both or to the required recipient, as the case may be.

3.2	Consideration Shares

The Consideration Shares will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser, shall have a hold period not to exceed four months and be listed for trading on the TSX Venture Exchange (“TSX Venture”).

4.	VENDOR’S REPRESENTATIONS AND WARRANTIES

The Vendor represents and warrants to the Purchaser as follows, such representations and warranties to be true and correct as of the date of this Agreement and on the Closing Date as if they were made on the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date):

4.1	Corporate and Share Representations

(a)
The Company is a company duly incorporated under the laws of Argentina, is not a reporting or public company, or listed on any stock exchange and is a valid and subsisting company in good standing in accordance with applicable law.

(b)
The Company was established for the purpose of owning and managing concessions in Argentina, has the corporate power to own the assets owned by it, carry on the business carried on by it and to the knowledge of the Vendor has all licences requisite to carry on its business as presently carried on.

(c)
The authorized capital of the Company consists of 120 common, nominative, non-endorsable, single vote shares with a nominal par value of Argentine $1.00, of which the Shares are the only shares of the Company issued and outstanding.

(d) The GMA Shares and the NOE Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

(e)
Other than to change the name of the Company from Minera Tres Hermanas S.A. to its current name the memorandum and articles and(or) constating documents, as the case may be, of the Company have not been altered since incorporation of the Company.

	(f)	The Vendor owns the Shares as legal and beneficial owner, free and clear of all liens, claims, charges and encumbrances.

(g)
Subject to the AMD Agreement, the Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title to and ownership of the Shares to the Purchaser and this Agreement is enforceable against the Vendor in accordance with its terms.

(h)
Other than as set forth in the AMD Agreement and in this Agreement no person, firm or corporation has any agreement or option or any right capable of becoming an agreement to purchase or otherwise acquire the Shares or any of the unissued shares in the capital of the Company or any other interest in the Company.

4.2	Financial and Tax Representations

(a)
To the knowledge of the Vendor and subject to Section 4.3 hereof, the Financial Statements are true and correct in every material respect and present fairly the assets, liabilities and financial position of the Company as at December 31, 2002 and the results of operations to that date and there has been no material change to those Financial Statements between the period January 1, 2003 and the date hereof.

	(b)	The Company has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation.

	(c)	Since December 31, 2002 the business of the Company has been carried on in the ordinary course.

(d)
To the best of the Vendor’s knowledge, all material transactions of the Company have been promptly and properly recorded or filed in or with its books and records and to the Vendors knowledge the minute books of the Company contain records of all material meetings and proceedings of shareholders and directors of the Company required to be contained therein.

(e)
To the knowledge of the Vendor all tax returns and reports of the Company required by law to be filed before the date of this Agreement have been filed and, to the best of the Vendor’s knowledge, are true, complete and correct and all taxes and other government charges have been paid or accrued and to the best of the Vendor’s knowledge there will be no unpaid taxes or government charges in respect of the operations of the Company for the period ending on the Closing Date.

(f)
To the best of the Vendor’s knowledge, adequate provision has been made for taxes payable for each current period for which tax returns are not yet required to be filed by the Company, and there are no waivers or other arrangements providing for an extension of time for the filing of any tax return, or payment of any tax, government charge or deficiency, by the Company.

(g)
To the best of the Vendor’s knowledge, the Company has been reviewed, determined and assessed for all applicable income taxes, other like taxes, other taxes payable including, without limitation, value added type taxes for all years to and including the fiscal year end of the Company ended December 31, 2002.

(h)	The Company has not, prior to the date hereof:

	(i)	Acquired or had the use of any property from a person with whom the Company was not dealing at arm’s length; or

	(ii)	Disposed of anything to a person with whom the Company was not dealing with at arm’s length for proceeds less than fair market value thereoF.

(i)
To the best of the Vendor’s knowledge the Company has made all elections required to be made under the applicable income tax legislation in connection with any distributions by the Company and all such elections were true and correct.

	(j)	To the best of the Vendor’s knowledge, there are no amounts outstanding and unpaid for which the Company has previously claimed a deduction under the applicable income tax legislation;

4.3	Property Representations

(a)
To the knowledge of the Vendor all steps necessary have been taken to transfer to the Company title to the claims referred to in Schedule A of the AMD Agreement as San Jorge I and San Jorge II as contemplated in the AMD Agreement, and the Company has not charged or granted to any other person any right, title or interest in such claims, other than as contemplated by the AMD Agreement.

	(b)	The Purchaser expressly acknowledges and agrees that:

(i)
the Shares are being sold by the Vendor to the Purchaser on an “as is where is” basis and that except as contained herein, the Vendor has made and makes no representations or warranties of any kind whatsoever, whether express or implied, with respect to the Shares, the Company or the Property including and without limiting the generality of the foregoing as to the completeness and accuracy of Technical Reports and Data respecting the Property;

(ii)
without limiting the generality of the foregoing and notwithstanding any other representation or warranty contained herein, the Vendor has made and makes no representation or warranties of any kind whatsoever, whether express or implied, with respect to environmental matters, Environmental Laws or Hazardous Materials with respect to the Company or the Property;

(iii)
no oral or written information or advice given by the Vendor or any party acting on behalf of the Vendor, shall create a warranty or representation or in any way increase the scope of the representations and warranties contained in this Agreement;

		(iv)	the Purchaser has:

			(A)	been given unrestricted access to the records of the Company, the Property and the Technical Reports and Data;

			(B)	been given the opportunity to conduct and has conducted due diligence in respect of the Shares, the Company, the Property and Technical Reports and Data to its satisfaction; and

			(C)	has made its own assessment of the merit of the Property, Technical Reports and Data and the Shares.

4.4	Contractual Representations

(a)
To the Vendor’s actual knowledge and subject to the proviso that the Vendor has made no inquiry and has not conducted any searches to ascertain the following, the Vendor has not received written notice of any administrative or judicial judgment, order, decree or proceeding alleging a violation of Environmental Laws in respect of the Property.

	(b)	The Company has no pension plan, profit sharing plan, bonus plan, group insurance, deferred compensation plans, or similar plans, contracts or agreements.

	(c)	There are no employees of the Company and the Company has never been party to any collective agreement.

	(d)	Other than the AMD Agreement there are no material contracts of the Company.

4.5	General Vendor Representations Unless otherwise referred to herein:

(a) The Company does not carry on business anywhere other than Argentina.

(b)
The execution and delivery of this Agreement and all documents related to the Closing of the transaction contemplated in this Agreement have been or will on the Closing Date have been duly authorized by all necessary and appropriate corporate proceedings of both the Company and the Vendor.

(c)
To the actual knowledge of the Vendor and subject to the proviso that the Vendor has made no inquiry and has not conducted any searches to ascertain the following, no litigation, claim or proceeding has been commenced against the Company which would materially and adversely affect the interest of the Company in the Property.

5.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

5.1	The Purchaser represents and warrants that:

(a)
The Purchaser is a company duly incorporated under the Company Act of British Columbia, is a reporting issuer not in default, and is a valid and subsisting company in good standing with respect to the filing of annual reports with the Office of the Registrar of Companies of British Columbia.

(b)
Neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the Memorandum or Articles of the Purchaser or any agreement to which the Purchaser is a party; nor will they result in the creation or imposition of any lien, claim, charge, encumbrance or restriction of any nature in favour of a third party upon or against the assets of the Company or the Shares.

(c) The Purchaser is not a non-Canadian as that term is defined in the Investment Canada Act.

(d) The execution and delivery of this Agreement and all documents related to the Closing of the transaction contemplated in this Agreement have been or will on the Closing Date have been duly authorized by all necessary and appropriate corporate proceedings of the Purchaser.

5.2	Purchaser’s Authority

The Purchaser has legal capacity and due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to perform its obligations under this Agreement.

6.	VENDOR’S COVENANTS

The Vendor covenants and agrees with the Purchaser as follows:

6.1	Possession

At or before the Time of Closing, the Vendor will deliver to the Purchaser’s representative in Argentina possession of all books, records, book accounts and lists of suppliers of the Company and all other documents, files, records and other data, financial or otherwise, relating to the Company, including without limitation the Technical Reports and Data. Notwithstanding the foregoing, the Vendor will be entitled to retain all books and records reasonably necessary to enable the Vendor to prepare the financial statements and tax return as described in Section 6.4 hereof.

6.2	Interim Management—Positive Covenants

From the date of this Agreement to the Closing Date, the Vendor will cause the Company to:

(a) Provided the Vendor, its auditors and its authorized persons shall keep same confidential unless otherwise required by law or regulation, at any time up to the Closing Date, permit the Purchaser, and its auditors, solicitors and other authorized persons, to make such investigation of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such matters and to have reasonable access to all records, documents and other information related to the Company, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements;

	(b)	carry on the business of the Company in the ordinary course, in a prudent, businesslike and efficient manner; and

	(c)	take reasonable care to protect and safeguard the assets of the Company.

6.3	Interim Management-Negative Covenants

From the date of this Agreement to the Closing Date, the Vendor will not permit the Company, without the prior written consent of the Purchaser, to:

	(a)	purchase or sell, consume or otherwise dispose of any of its assets except in the ordinary course of business;

	(b)	enter into any contract or assume or incur any liability except in the ordinary course of business and which is not material;

	(c)	settle any account receivable of a material nature at less than face value net of the reserve for that account;

	(d)	waive or surrender any material right;

	(e)	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business; or

	(f)	make any capital expenditure or commitment for any capital expenditure, distributions, share issuances or undertake any activity which will adversely affect the Company.

6.4	Closing Financial Statements and Tax Return

Within 60 days after the Closing Date, the Vendor will deliver to the Purchaser unaudited financial statements of the Company made up as of the Closing Date.

7.	PURCHASER’S COVENANTS

7.1	Records

The Purchaser will maintain in safekeeping for 10 years following the Closing Date all financial records of the Company which are in the possession of the Company on the Closing Date and which relate to the period before the Closing Date and will allow the Vendor access thereto if the Purchaser makes any claim against the Vendor relating to this Agreement, if the Vendor is investigated or audited by a taxation or other authority or for any other reasonable bona fide business purpose relating to the ownership or sale of the Company.

7.2	Stamp Duties and Taxes

The Purchaser will be responsible for and shall pay all taxes, duties and other charges imposed by any governmental or other authority having jurisdiction in connection with the sale of the Shares as contemplated hereunder excluding only taxes on income or capital gains of the Vendor.

8.	PURCHASER’S CONDITIONS OF CLOSING

8.1	Conditions

The obligations of the Purchaser under this Agreement are subject to the following conditions for the exclusive benefit of the Purchaser being fulfilled in all material respects in the reasonable opinion of the Purchaser at the Time of Closing or waived by the Purchaser at or before the Time of Closing:

(a) the representations and warranties of the Vendor contained in this Agreement will be true and correct in all material respects on and as of the Closing Date;

	(b)	the Vendor will have complied in all material respects with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

	(c)	no action or proceeding against the Company is pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to:

(i) enjoin or prohibit the purchase and sale of the Shares contemplated by this Agreement or the right of the Purchaser to own the Shares;

(ii) enjoin or prohibit the right of the Company to conduct its operations in the ordinary course as its operations have been carried on in the past; or

	(d)	constitute a material adverse change to or effect on the Company; and

	(e)	the Vendor shall have completed satisfactory financial, legal and technical due diligence which shall be completed on or before 30 days from the date this Agreement is signed.

8.2	Release of Obligations

If any of the conditions in Section 8.1 are not fulfilled or waived, the Purchaser, on the Closing Date may rescind this Agreement by notice in writing to the Vendor. In such event, the Purchaser and the Vendor shall be released from all obligations under this Agreement (subject only to the survival of Section 11.11. and of the Confidentiality Agreement dated January 15, 2003).

8.3	Waiver

The conditions in Section 8.1 may be waived in whole or in part without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

9.	VENDOR’S CONDITIONS OF CLOSING

9.1	Conditions

The obligations of the Vendor under this Agreement are subject to the following conditions for the exclusive benefit of the Vendor being fulfilled in all material respects in the reasonable opinion of the Vendor at the Time of Closing or waived by the Vendor at or before the Time of Closing or agreed by the Purchaser and the Vendor to be indemnified for by the Purchaser:

	(a)	the representations and warranties of the Purchaser contained in this Agreement will be true and correct in all material respects on and as of the Closing Date;

	(b)	the Purchaser will have complied in all material respects with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

(c)
no action or proceeding against the Purchaser will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the purchase and sale of the Shares contemplated by this Agreement or the right of the Purchaser to own the Shares; and

	(d)	the Purchaser has taken all steps as may be required under applicable law to consummate the transaction herein contemplated.

9.2	Release of Obligations

If any of the conditions in Section 9.1 are not fulfilled or waived, the Vendor, on the Closing Date may rescind this Agreement by notice in writing to the Purchaser. In such event, each of the Vendor and the Purchaser shall be released from all obligations under this Agreement (subject only to the survival of Section 11.11. and of the Confidentiality Agreement dated January 15, 2003).

9.3	Waiver

The conditions in Section 9.1 may be waived in whole or in part by the Vendor without prejudice to any right of rescission or any other right in the event of non-fulfillment of any other condition or conditions. A waiver will be binding only if it is in writing.

10.	CLOSING ARRANGEMENTS

10.1	Closing Location

The closing of the purchase and sale and the other transactions contemplated by this Agreement (the “Closing”) will take place at the Time of Closing at the offices of the Purchaser, Vancouver, or such earlier or later date as the parties may agree in writing.

10.2	Vendor’s Closing Documents

At the Closing, the Vendor will tender to the Purchaser:

	(a)	Resignations or removal in writing of all directors, alternate directors, attorneys in fact and officers of the Company and confirmation of payment of all fees owing to such directors, alternate directors, attorneys in fact and officers and revocation of any powers of attorney granted;

	(b)	certified copies of resolutions of the directors of the Company approving cancellation of the current Share certificate representing the Shares and approving the issue of new share certificates representing the Shares in the name of the Purchaser;

	(c)	duly executed share certificates representing the Shares in the name of the Purchaser or the Purchaser’s nominee as directed by the Purchaser and a Section 215 under Argentine Law 19,550 notice with respect thereto;

	(d)	the register of members of the Company recording that the Purchaser or the Purchaser’s nominee, as the case may be is the holder of all issued and outstanding shares of the Company;

	(e)	all corporate records and books of account of the Company including minute books, share registers and annual reports; and

	(f)	the common seal of the Company, if any.

10.3	Purchaser’s Closing Documents

At the Closing, the Purchaser will tender to the Vendor:

(a)
An executed form of release and indemnification in respect of each of the directors and officers of the Company, NOE and GMA in form and content acceptable to the Vendor. The indemnification but not the release shall be limited to claims arising on or after the closing date;

(b)
a certified copy of a resolution of the directors of the Purchaser in form satisfactory to the Vendor, acting reasonably, authorizing the execution and delivery of this Agreement and the purchase of the Shares;

	(c)	a certified cheque or bank draft payable to the Vendor for the amount described in Section 3.1(a); and

	(d)	certificates representing the Consideration Shares.

11.	GENERAL

11.1	Indemnification by the Purchaser

Provided the Vendor has fully disclosed all agreements relating to transfer of the Property with Mr Ricardo Auriemma, the Purchaser covenants and agrees to indemnify and save harmless the Vendor from any loss, damage, liability, cost and expense (including without limitation any tax liability) suffered by the Vendor directly or indirectly as a result of or arising out of any claim made by Ricardo Auriemma in connection with the Purchaser’s acquisition of the Company and thereby the Property.

11.2	Survival of Vendor’s Representations

The representations, warranties, covenants and agreements of the Vendor contained in this Agreement and in any document or certificate given under this Agreement will survive the Closing of the transactions contemplated by this Agreement for a period of one year only after the Closing Date and thereafter shall be extinguished.

11.3	Indemnification by the Vendor

The Vendor covenants and agrees to indemnify and save harmless the Purchaser from any loss, damage, liability, cost and expense (including without limitation any tax liability) actually incurred by the Purchaser directly as a result of or arising out of any breach of representation, warranty, covenant or agreement of the Vendor contained in this Agreement.

11.4	Survival of Purchaser’s Representations

The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement and in any document or certificate given under this Agreement survive the Closing of the transactions contemplated by this Agreement for a period of one year only after the Closing Date and thereafter shall be extinguished.

11.5	Notices

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by facsimile or by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendor or either of them: Northern Orion Resources Inc. 250-1075 West Georgia Street Vancouver, BC V6E 3C9 Facsimile No.: 604-434-1487 Attention: Mr. David Cohen

To the Purchaser: Lumina Copper Corp. 1550-625 Howe Street Vancouver, BC V6C 2T6 Facsimile No.: 604-687-7041 Attention: Mr. Anthony Floyd

or to such other address as a party may specify by notice and shall be deemed to have been received, if sent by facsimile, on the date sent, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

11.6	Time of Essence

Time is of the essence of this Agreement.

11.7	Further Assurances

Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Shares, at the cost and expense of the requesting party.

11.8	Proper Law

This Agreement will be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of British Columbia.

11.9	Entire Agreement

This Agreement contains the whole agreement between the Vendor and Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the parties and there are no representations, warranties, covenants, conditions or other terms other than expressly contained in this Agreement.

11.10	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. No assignment of this Agreement shall be effective unless the assignee agrees in writing to assume and be bound by the obligations of the assigning party under this Agreement.

11.11	Confidentiality

(a)
From and after Closing, the Vendor shall use reasonable commercial efforts to keep confidential and cause its consultants, advisors, agents, and solicitors to keep confidential this Agreement and its contents and all confidential information and financial statements relating to the Company and the Property. This Confidential Information shall not include:

		(i)	public information or information in the public domain at the time of receipt by the Vendor or its agents, consultants, advisors and solicitors;

		(ii)	information which becomes public through no fault or act of the Vendor or its agents, consultants, advisors, lenders and solicitors; and

		(iii)	subject to Section 11.12(b) hereof information required to be disclosed by law.

		(iv)	public information or information in the public domain at the time of receipt by the Purchaser or its consultants, agents, advisors, lenders and solicitors;

		(v)	information which becomes public through no fault or act of the Purchaser or the Purchaser’s consultants, agents, advisors, lenders and solicitors;

		(vi)	information in the possession of the Purchaser not provided by the Vendor or the Vendor’s consultants, agents, advisors, lenders and solicitors; and

		(vii)	information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

(b)
If the Vendor is required or requested by legal process to disclose any Confidential Information, such party will provide the Purchaser with prompt notice of such requirement or request so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this requirement or both. If the Vendor is compelled to disclose Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censures or penalty, the Vendor may disclose same without liability hereunder provided that, unless ordered by a court of competent jurisdiction to disclose such Confidential Information immediately, it shall give the Purchaser advance written notice of the information to be disclosed and, at the request of the Purchaser, shall seek to obtain assurances that such information will be accorded confidential treatment.

	(c)	Provided the Closing shall have occurred, the Purchaser shall thereupon be released from the terms of the Confidentiality Agreement dated January 15, 2003.

11.12	Arbitration

All disputes arising out of or in connection with this Agreement or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre. The appointing authority shall be the British Columbia International Commercial Arbitration Centre. The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Procedures for Cases under the BCICAC Rules”. The place of arbitration shall be Vancouver, British Columbia, Canada. The arbitration shall be conducted in English. The arbitration shall be confidential.

11.13	Benefit and Binding Nature of the Agreement

This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

11.14	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart of each such agreement shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

11.15	Facsimile Execution

An executed copy of this Agreement may be delivered by either party by facsimile. In such event, such party shall forthwith deliver to the other party an original copy of such agreement executed by such party.

11.16	Regulatory Approval

To the extent now or at any time hereafter applicable, this Agreement shall be subject to regulatory approvals to which Lumina may be subject.

11.17	No Recovery of Expenses

Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder and thereunder, whether or not this Agreement shall be signed, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the _______ day of __________________ , 2003.

NORTHERN ORION RESOURCES INC.

per: __________________________
Authorized Signatory

GMA HOLDINGS S.A.

per: __________________________

LUMINA COPPER CORP.

per: __________________________
Authorized Signatory

SCHEDULE 1

PART I

FINANCIAL STATEMENTS OF THE COMPANY AS OF DECEMBER 31, 2002
(See attached)

SCHEDULE 2

AMD AGREEMENT